TransGlobe Energy Corporation

NOTICE OF SPECIAL MEETING

to be held September 29, 2022

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of holders ("TransGlobe Shareholders") of common shares ("TransGlobe Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Corporation") will be held virtually at https://web.lumiagm.com/#/201458342, on September 29, 2022, at 9:00 a.m. (Calgary time) for the following purposes:

1.

to consider pursuant to an interim order of the Court of Queen's Bench of Alberta dated August 29, 2022, as may be amended, modified, supplemented or varied (the "Interim Order"), and, if thought advisable, to pass a special resolution (the "Arrangement Resolution"), the full text of which is set forth in Appendix A to the accompanying management information circular of TransGlobe dated August 29, 2022 (the "Information Circular"), approving a plan of arrangement (the "Plan of Arrangement") involving VAALCO Energy, Inc., VAALCO Energy Canada ULC, TransGlobe, the TransGlobe Shareholders and other securityholders of TransGlobe under Section 193 of the Business Corporations Act (Alberta) (the "ABCA"), all as more particularly described in the Information Circular (the "Arrangement"); and

2.	to transact such further and other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the accompanying Information Circular. The Arrangement Resolution must be approved by not less than 66⅔% of the votes cast by TransGlobe Shareholders, either in person (or virtually) or by proxy, at the Meeting.

Voting at the Meeting

The record date for the Meeting has been fixed at the close of business on August 24, 2022 (the "Record Date"). Only TransGlobe Shareholders of record as at the Record Date are entitled to receive notice of the Meeting. TransGlobe Shareholders of record will be entitled to vote those TransGlobe Common Shares included in the list of TransGlobe Shareholders prepared as at the Record Date. If a TransGlobe Shareholder transfers TransGlobe Common Shares after the Record Date and the transferee of those TransGlobe Common Shares, having produced properly endorsed certificates evidencing such TransGlobe Common Shares or having otherwise established that the transferee owns such TransGlobe Common Shares, demands, at least 10 days before the Meeting, that the transferee's name be included in the list of TransGlobe Shareholders entitled to vote at the Meeting, such transferee shall be entitled to vote such TransGlobe Common Shares at the Meeting.

You will not be able to attend the Meeting physically. A virtual-only meeting format is being adopted to give all TransGlobe Shareholders an equal opportunity to participate at the Meeting regardless of their geographic location.  We are not aware of any items of business to be brought before the Meeting other than those described in the enclosed Meeting materials.

The Meeting can be accessed by logging in online at https://web.lumiagm.com/#/201458342. As described in the enclosed Meeting materials (which are also accessible electronically, as set out below), registered TransGlobe Shareholders are entitled to participate at the Meeting if they held their TransGlobe Common Shares as of the close of business on the Record Date.

The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. Each TransGlobe Shareholder has the right to appoint a proxyholder other than such persons, who need not be a TransGlobe Shareholder, to attend and to act for such TransGlobe Shareholder and on such TransGlobe Shareholder's behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the TransGlobe Shareholder's appointee should be legibly printed in the blank space provided, or if voting through the internet, the name of the TransGlobe Shareholder's appointee should be included in the applicable field. Non-registered (beneficial) TransGlobe Shareholders who wish to vote at the Meeting will be required to appoint themselves as proxyholder in advance of the Meeting by writing their own name in the space provided on the voting instruction form provided by their intermediary, generally being a bank, trust company, securities broker, trustee or other institution. In all cases, TransGlobe Shareholders must carefully follow the instructions set out in their applicable proxy or voting instruction forms AND those set out below under "How to Participate at the Meeting".

Registered TransGlobe Shareholders and duly appointed proxyholders (including beneficial TransGlobe Shareholders who have duly appointed themselves as proxyholders) who participate at the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided that they are connected to the internet. Guests, including non-registered TransGlobe Shareholders who have not duly appointed themselves as proxyholder, can log in to the Meeting as set out below, under "How to Participate at the Meeting". Guests can listen to the Meeting but will not be able to communicate or vote. TransGlobe Shareholders will not be able to attend the Meeting physically.

TransGlobe Shareholders who are unable to attend the Meeting or any postponement or adjournment thereof are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any postponement or adjournment thereof.  To be effective, the enclosed proxy must be mailed so as to reach or be deposited with the Corporation's transfer agent and registrar, Odyssey Trust Company ("Odyssey"): (i) by mail using the enclosed return envelope or one addressed to Odyssey Trust Company, Trader's Bank Building, 702 67 Yonge Street, Toronto, Ontario, M5E 1J8 Attention: Proxy Department; (ii) by hand delivery to Odyssey Trust Company, Trader's Bank Building, 702 67 Yonge Street, Toronto, Ontario, M5E 1J8 Attention: Proxy Department; or (iii) through the internet at https://login.odysseytrust.com/pxlogin (detailed instructions are included with your proxy materials) and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.

The instrument appointing a proxy shall be in writing and shall be executed by the TransGlobe Shareholder or the TransGlobe Shareholder's attorney authorized in writing or, if the TransGlobe Shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a TransGlobe Shareholder should be delivered by facsimile to Odyssey at 1-800-517-4553.

How to Participate at the Meeting

Registered TransGlobe Shareholders may vote at the Meeting by completing their proxy in advance of the Meeting or by completing a ballot at the Meeting that will be made available online during the Meeting, as further described below.

If you are a registered TransGlobe Shareholder and wish to appoint a third party proxyholder to vote on your behalf at the Meeting, you must appoint such proxyholder by inserting their name in the space provided on the form of proxy sent to you and follow all of the instructions therein, prior to the prescribed deadline noted below. If you vote through the internet, you may also appoint a third party proxyholder by going to https://login.odysseytrust.com/pxlogin and following the instructions. Registered TransGlobe Shareholders wishing to appoint a third party proxyholder (other than the TransGlobe proxy nominees) must ALSO register their proxyholders at appointee@odysseytrust.com. TransGlobe Shareholders in the U.S. wishing to appoint a third party proxyholder (other than the TransGlobe proxy nominees) must ALSO register their proxyholders at appointee@odysseytrust.com.

Non-registered (beneficial) TransGlobe Shareholders who have not duly appointed themselves as proxyholder will not be able to vote or communicate at the Meeting but will be able to participate as a guest. This is because the Corporation and our transfer agent, Odyssey, do not have a record of the non-registered TransGlobe Shareholders, and, as a result, have no knowledge of non-registered shareholdings or entitlements to vote unless non-registered TransGlobe Shareholders appoint themselves as proxyholder. If you are a non-registered TransGlobe Shareholder and wish to vote at the Meeting, you must first appoint yourself as proxyholder by inserting your own name in the space provided on the voting instruction form sent to you and follow all of the applicable instructions, prior to the prescribed deadline provided by your intermediary (which may be an earlier time than set out above) AND then register yourself as proxyholder at appointee@odysseytrust.com. After you register, Odyssey will provide you with a control number via email. Please contact your stockbroker or other intermediary as soon as possible to determine what additional procedures must be followed to appoint yourself or a third party as your proxyholder (including whether to obtain a separate valid legal form of proxy from your intermediary if you are located outside of Canada).

In all cases, all proxies must be received and all proxyholders must be registered before 9:00 a.m. (Calgary time) on September 27, 2022 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time fixed for the adjourned or postponed Meeting in order to participate and vote at the Meeting.

The Meeting will be held in a virtual-only format and can be accessed by logging in online at https://web.lumiagm.com/#/201458342. We recommend that you log in at least 30 minutes before the Meeting begins as follows:

•	Click "Login" and then enter your control number (see below) and Password "transglobe2022" (case sensitive); OR
•	Click "Guest" and then complete the online form.

If you are a registered TransGlobe Shareholder, the control number located on the form of proxy is your control number. If you duly appoint a third party proxyholder, Odyssey will provide such proxyholder with a control number by e-mail after the proxy voting deadline has passed and the proxyholder has been duly appointed AND registered as described above. The password for duly appointed proxyholders is "transglobe2022". Registration of third party proxyholders as described above is an additional step that must be completed in order for proxyholders to attend and participate at the Meeting. Without a control number, proxyholders will not be able to participate at the Meeting but will be able to listen as a guest.

If you attend the Meeting online and you are a registered TransGlobe Shareholder or proxyholder and wish to vote at the Meeting, it is important that you remain connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedures. Shareholders with questions regarding the virtual Meeting portal or requiring assistance accessing the Meeting website may contact Odyssey via the following number(s): 587-885-0960 or toll free at 1-888-290-1175.

The accompanying Information Circular contains important information regarding the business to be conducted at the Meeting.  TransGlobe Shareholders are strongly urged to review this information carefully.

Rights of Dissent

Pursuant to the Interim Order, registered TransGlobe Shareholders have the right to dissent with respect to the Arrangement and to be paid the fair value of their TransGlobe Common Shares in accordance with the provisions of Section 191 of the ABCA, as modified by the Interim Order and the Plan of Arrangement. A TransGlobe Shareholder's right to dissent is more particularly described in the accompanying Information Circular and the text of Section 191 of the ABCA and the Interim Order, which are attached as Appendices E and B, respectively, to the accompanying Information Circular.  Failure to strictly comply with the requirements set forth in Section 191 of the ABCA, as modified by the Interim Order and the Plan of Arrangement, may result in the loss of any right to dissent. A dissenting TransGlobe Shareholder must send to TransGlobe a written objection to the Arrangement Resolution, which written objection must be received by TransGlobe, c/o Burnet, Duckworth & Palmer LLP, Suite 2400, 525 – 8th Avenue S.W., Calgary, Alberta T2P 1G1, Attention: Craig Alcock, by 4:00 p.m. (Calgary time) on September 27, 2022 (or the second last business day prior to the date of the Meeting if the Meeting is not held on September 29, 2022).

Persons who are beneficial owners of TransGlobe Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only registered holders of TransGlobe Common Shares are entitled to dissent. Accordingly, a beneficial owner of TransGlobe Common Shares who desires to exercise the right of dissent must make arrangements for the TransGlobe Common Shares beneficially owned by such holder to be registered in the holder's name prior to the time written objection to the Arrangement Resolution is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of such TransGlobe Common Shares to dissent on the holder's behalf. It is strongly encouraged that any TransGlobe Shareholder wishing to dissent seek independent legal advice, as the failure to strictly comply with the provisions of the ABCA, as modified by the Interim Order and the Plan of Arrangement, may prejudice such TransGlobe Shareholders' right to dissent.

Other Matters

TransGlobe Shareholders that have any questions or need additional information with respect to the voting of their TransGlobe Common Shares should consult their financial, legal, tax or other professional advisor, or contact our proxy solicitation agent, D.F. King, by phone toll-free at (888) 540-8736 (banks and brokers only at (212) 269-5550) or by email at tga@dfking.com.

Dated at the City of Calgary, in the Province of Alberta, this 29th day of August, 2022.

BY ORDER OF THE BOARD OF DIRECTORS OF TRANSGLOBE ENERGY CORPORATION
(signed) "Randall C. Neely" Randall C. Neely President, Chief Executive Officer and a Director TransGlobe Energy Corporation